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                                                                    Exhibit 10.8

                              EMPLOYMENT AGREEMENT


1.  PARTIES:

This Agreement is between Wade Cook Seminars, Inc., 14675 Interurban Avenue South, Seattle, Washington 98168 ("WCSI")and Wade B. Cook of Seattle, Washington ("Cook").


2.  POSITION:

Cook shall be employed by WCSI as President and Chief Executive Officer. Cook shall report directly to the Board of Directors in accordance with the Bylaws and Articles of Incorporation.


3.  EMPLOYMENT TERM:

Cook shall be employed from July 1, 1997 through June 30, 2000 unless otherwise mutually agreed.


4.  SALARY:

Cook shall be paid a minimum salary of U.S. $240,000 for the first year of this Agreement, $265,000 for the second year of this Agreement, and $290,000 for the final year of this Agreement. Cook shall be paid in accordance with WCSI's standard method of payment for executives. Cook may receive additional bonuses for work as approved by the Board of Directors ("Board").


5.  OTHER COMPENSATION:

Cook shall also receive the following benefits:

A.       Six weeks annual vacation leave;

B.       Use of a company car;

C. Reimbursement of reasonable travel and other business expenses incurred by Cook in the performance of his executive duties;

D. Health insurance for Cook and his family through WCSI's customary provider;

E.       Compensation for reasonable tax and accountancy advice;

F. $1 million life insurance policy up to a reasonable cost of $7500 per year; and

G. Any other benefits provided executive employees of WCSI as outlined in the current Personnel Handbook or as directed by the Board of Directors.


6.  TERMINATION:

This Agreement may be terminated as follows:

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A.       By Death: WCSI shall pay to Cook's beneficiaries or estate, as appropriate, the compensation to which he is entitled pursuant to this Agreement through the end of the month in which the death occurs. Thereafter, the WCSI's obligation shall terminate. Nothing in this Section shall affect any entitlement of Cook's heirs to the benefits of any life insurance plan purchased by WCSI.

B. By Disability: If, in the opinion of the Board of Directors, Cook shall be prevented from properly performing his duties hereunder by reason of any physical or mental incapacity for a period of more than one hundred and twenty (120) days in the aggregate or sixty (60) consecutive days in any twelve-month period (the "Disability Period"), then, to the extent permitted by law, the Employment Term of this Agreement shall be paid up through the last day of the month of the Disability Period and thereafter the obligations hereunder of WCSI shall terminate.

C. By WCSI for Cause: WCSI may terminate, without liability and without prejudice to any other remedy to which WCSI may be entitled either by law, in equity or under this Agreement, the Employment Term at any time and without advance notice if:

                  (1) In the reasonable and good faith opinion of the Board, Cook acts, or fails to act, in bad faith and to the material detriment of WCSI or its subsidiaries, parent company or affiliates;

                  (2) Cook refuses or fails to act in accordance with any lawful direction or order of the Board if such failures or refusals, individually or in the aggregate, are, in the reasonable and in good faith opinion of the Board, material to Cook's performance;

                  (3) Cook commits any material act of dishonesty or a felony affecting WCSI, its subsidiaries, parent company or affiliates;

                  (4) Cook has a chemical dependency which interferes with the performance of his executive duties and responsibilities;

                  (5) Cook commits gross misconduct or neglect, or, in the reasonable and good faith opinion of the Board, demonstrates incompetence in the management of the affairs of WCSI or its subsidiaries, parent company or affiliates;

                  (6) Cook is convicted of a felony or any crime involving moral turpitude, fraud or misrepresentation; or (7) Cook materially breaches any term of this Agreement upon 30 days written notice by WCSI.

E. By WCSI Without Cause: The Employment Period may be terminated without Cause by WCSI only upon written notice and payment of six months severance pay.

F. By Cook for Good Reason: Cook may terminate this Agreement for "Good Reason" upon 30 days written notice if WCSI requires Cook to relocate outside the Seattle area. Or

G. By Cook without Good Reason: Upon six months written notice or as otherwise mutually agreed.


7.       MERGER OR ACQUISITION OF WCSI:

In the event of a merger by WCSI or its parent company, with another company during the Employment Term, Cook shall have the option of remaining in his current position as President and Chief Executive Officer or shall be allowed to terminate his employment with WCSI or new company upon the payment of the equivalent of the remainder of the Agreement.


8.       SECRECY:

Cook shall not divulge any proprietary information relating to WCSI or its subsidiaries, parent company or affiliates, which Cook may have acquired during his employment except as necessary in the performance of his duties with WCSI.

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9.       RETIREMENT:

WCSI shall pay to any pension, life insurance or comparable financial planning scheme designated by Cook an amount equal to 10% of Cook's gross salary (up to the maximum amount permissible under the law).


10.      DISPUTES:

Any dispute between the parties arising out of this Agreement which cannot be amicably settled shall be referred to arbitration upon written notice by either party to the other. The arbitration shall be in accordance with the International Chamber of Commerce. Said arbitration to occur in Seattle, Washington. Any award rendered in arbitration shall be binding and conclusive upon the parties and shall not be subject to appeals or retrying by the court.


11.      ATTORNEY FEES:

In the event this Agreement is placed in the hands of an attorney due to a default in the payment or performance of any of its terms, the defaulting party shall pay, immediately upon demand, the other party's reasonable attorney fees, collection costs, costs of either litigation, mediation, or arbitration (whichever is appropriate), whether or not a suit or action is filed, and any other fees or expenses reasonably incurred by the non-defaulting party.



12.      JURISDICTION:

This Agreement shall be governed by the laws of Washington.

13.      FINAL AGREEMENT:

This Agreement is the entire, final and complete agreement of the parties and supersedes all written and oral agreements heretofore made or existing by and between the parties or their representatives.

Executed in duplicate this 24th day of June, 1997.

WADE COOK SEMINARS, INC.

By: /s/ Kiman Lucas
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Name:   Kiman Lucas
Title:  General Counsel
Date:   6/24/97


/s/ Wade B. Cook
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Wade B. Cook
Date:   6/24/97